CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the references to our firm in this Registration Statement on Form N-1A of American Energy Independence ETF, a series of ETF Series Solutions, under the headings “Independent Registered Public Accounting Firm” in the Prospectus and Statement of Additional Information.

/s/ Cohen & Company, Ltd.
Cohen & Company, Ltd.
Cleveland, Ohio
December 8, 2017